Exhibit 99.1

PRESS RELEASE

May 17, 2006

FOR IMMEDIATE RELEASE

Investor Contact:

Peter	Mainz
Chief	Financial Officer
Sensus	Metering Systems
919-845-4017
Peter.Mainz@sensus.com

Sensus Metering Systems Announces Second Amendment to Credit Agreement; Successfully Reduces Interest Rate Margin on Senior Credit Facilities

RALEIGH, NORTH CAROLINA - Sensus Metering Systems (Bermuda 2) Ltd., together with its subsidiaries, referred to herein as the Company, today reported that it has amended its senior credit agreement to, among other things, reduce the interest rates charged by the consortium of lenders under its senior term loan facility.

The Company currently has $206.2 million of term debt outstanding under the senior credit facility, which is comprised of a $182.0 million U.S. term loan facility and a $24.2 million European term loan facility. The term loan facility was initially drawn on December 17, 2003 and matures on December 17, 2010.

Borrowing costs under the term loan facility are based on variable rates tied to the London Interbank Offered Rate (“LIBOR”) plus a specified margin, or the greater of the Prime Rate and the Federal Funds Effective Rate (“Alternative Base Rate”) plus a margin. Under the terms of the repricing amendment, the margin on rates linked to LIBOR is reduced to 2.0% from 2.5%, and the margin on rates linked to the Alternative Base Rate is reduced to 1.0% from 1.5%.

The repricing amendment, which is effective as of May 12, 2006, also includes a one-year prepayment pricing protection mechanism, expands the options available to the Company for investing its excess cash and provides increased flexibility under certain of the financial covenants under the credit facility.

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering and Automatic Meter Reading (AMR) solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting a producer of complex, high quality die castings. For more information, please visit the Company’s web site at www.sensus.com.